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FOR IMMEDIATE RELEASE

CONTACTS:
---------
JAMES J. GROBERG                                   STACY LIPSCHITZ
RON KOCHMAN                                        RUDER FINN, INC.
(212) 704-2400                                     (212) 583-2757
jgroberg@volt.com                                  lipschitzs@ruderfinn.com


                       VOLT ADDS TWO TO BOARD OF DIRECTORS


NEW YORK, NY, August 24, 1998 -- Volt Information Sciences, Inc. (NYSE:VOL) announced today the election of William H. Turner, 58, and Stephen A. Shaw, 38, to the Company's Board of Directors. The appointments increase the number of directors to eight.

Mr. Turner, who retired in 1996 as a Vice Chairman of Chase Bank after a 34-year career with Chase and its predecessors, is now President of The PNC Bank of New Jersey. In addition to numerous philanthropic activities, Mr. Turner serves on several not-for-profit Boards. He also is a member of the Board of Directors of Standard Motor Products, Inc. and Franklin Electronic Publishers, Inc.

Mr. Shaw is a Corporate Vice President of Volt, overseeing technical staffing services in the Northeast United States. He joined Volt in 1982 and left in 1986 to start his own telecommunications business. Since rejoining the company in 1995, he has served as a Vice President of Volt Services Group and as a Director of Operations of Volt's Advanced Technology Group. Mr. Shaw is the son of Jerome Shaw, Executive Vice President, Director and Co-founder of Volt.

"We are pleased to have Bill and Steve join our board. They both add considerable talent and experience to our director group," said William Shaw, Chairman of the Board and President of Volt. "Steve has demonstrated leadership qualities and innovative thinking throughout his management experiences with Volt's most profitable business lines. We are confident in his continued, strong contribution to our prosperity and growth. Bill Turner's seasoned and extensive knowledge of the banking industry, combined with his work in electronic publishing,


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will be invaluable to Volt as we continue to execute our long-term goals. We look forward to the opportunity to benefit from his strategic thinking and broad understanding of business practices".

Volt Information Sciences, Inc. operates a technical services and temporary staffing business, provides varied services to the telecommunications industry, and furnishes electronic prepress equipment and services to the print media industry. Revenue in fiscal 1997 was $1.4 billion.

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This press release contains forward-looking statements which, in addition to assuming a continuation of the degree and timing of customer utilization and rate of renewals of contracts with the Company at historical levels, are subject to a number of known and unknown risks that, in addition to general economic, competitive and other business conditions, could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission.


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